Exhibit 99.1

25 January 2022

ASX RELEASE

Company Announcements Platform

Sezzle Responds to Media Speculation

Sezzle Inc. (ASX: SZL) (Sezzle or Company) // Installment payment platform, notes recent speculation in the media regarding a potential transaction with Zip Co Limited (ASX: Z1P) (Zip).

Sezzle confirms that it is currently engaged in preliminary discussions with Zip regarding a possible merger. No definitive agreement has been reached between the parties in relation to any transaction. There is no certainty at this time that these discussions will result in a transaction.

The Company will continue to update the market to the extent required pursuant to applicable continuous disclosure obligations.

This announcement was approved by the Sezzle Inc. Board.

Contact Information

For more information about this announcement:

Lee Brading, CFA Investor Relations +61 391 112 670 InvestorRelations@sezzle.com	Justin Clyne Company Secretary +61 407 123 143 jclyne@clynecorporate.com.au	Media Enquiries Mel Hamilton - M&C Partners +61 417 750 274 melissa.hamilton@mcpartners.com.au

About Sezzle Inc.

Sezzle is a fintech company on a mission to financially empower the next generation. Sezzle’s payment platform increases the purchasing power for millions of consumers by offering interest-free installment plans at online stores and select in-store locations. Sezzle’s transparent, inclusive, and seamless payment option allows consumers to take control over their spending, be more responsible, and gain access to financial freedom.

Sezzle Inc. (ASX:SZL) | ARBN 633 327 358 | sezzle.com | 251 1st Ave N, Suite 200, Minneapolis, MN 55401

The increase in purchasing power for consumers leads to increased sales and basket sizes for the more than 44,000 Active Merchants that offer Sezzle.

For more information visit sezzle.com.

Sezzle’s CDIs are issued in reliance on the exemption from registration contained in Regulation S of the US Securities Act of 1933 (Securities Act) for offers of securities which are made outside the US. Accordingly, the CDIs have not been, and will not be, registered under the Securities Act or the laws of any state or other jurisdiction in the US. As a result of relying on the Regulation S exemption, the CDIs are ‘restricted securities’ under Rule 144 of the Securities Act. This means that you are unable to sell the CDIs into the US or to a US person who is not a QIB for the foreseeable future, unless the re-sale of the CDIs is registered under the Securities Act or another exemption is available. To enforce the above transfer restrictions, all CDIs issued bear a FOR Financial Product designation on the ASX. This designation restricts any CDIs from being sold on ASX to US persons excluding QIBs. However, you are still able to freely transfer your CDIs on ASX to any person other than a US person who is not a QIB. In addition, hedging transactions with regard to the CDIs may only be conducted in accordance with the Securities Act.

Sezzle Inc. (ASX:SZL) | ARBN 633 327 358 | sezzle.com | 251 1st Ave N, Suite 200, Minneapolis, MN 55401